UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
July 30, 2007

Date of report (date of earliest event reported)
Digi International Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-17972	41-1532464

(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

11001 Bren Road East, Minnetonka, Minnesota	55343

(Address of principal executive offices)	(Zip Code)
Telephone Number: (952) 912-3444

(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 1, 2007 Digi International Inc. (the “Company”) entered into letter agreement with Lawrence A. Kraft (the “Agreement”), which supersedes the severance provisions of a prior letter agreement between the Company and Mr. Kraft dated February 4, 2003. The Agreement amends the terms of Mr. Kraft’s employment with the Company to provide that if Mr. Kraft is terminated by the Company without cause at any time, he will be entitled to receive severance equal to one year’s base salary and a bonus (if earned) that will be pro-rated for the portion of the fiscal year through the termination date. Prior to the Agreement, Mr. Kraft’s employment terms included a severance payment equal to six-month’s base salary, and included a severance payment for voluntary or involuntary termination in the event of a change in control.
     On July 30, 2007, the Company also entered into a letter agreement with Joel K. Young, which provides that if Mr. Young’s employment is terminated by the Company without cause at any time, he will be entitled to receive severance equal to one year’s base salary and a bonus (if earned) that will be pro-rated for the portion of the fiscal year through the termination date. Prior to July 30, 2007, the Company did not have a severance agreement with Mr. Young.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.
Date: August 1, 2007

DIGI INTERNATIONAL INC.
By:	/s/ Subramanian Krishnan
Subramanian Krishnan
Senior Vice President, Chief Financial Officer and Treasurer

3